                                                                      EXHIBIT 10

                              SEVERANCE AGREEMENT


        THIS AGREEMENT is entered into as of the 23rd day of February, 1998 by and between Global Industrial Technologies, Inc. a Delaware corporation (the "Company"), and J. L. Jackson ("Executive").


                              W I T N E S S E T H

        WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

        WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

        WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company; and

        WHEREAS, the Board has authorized the Company to enter into this Agreement.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

        1.  Definitions. As used in this Agreement, the following terms shall
            -----------
have the respective meanings set forth below:

            (a) "Applicable Period" means (i) three (3) years if Executive's Date of Termination occurs prior to January 1, 1999, (ii) two (2) years if Executive's Date of Terminations occurs after January 1, 1999, but prior to January 1, 2000 and (iii) one (1) year if Executives Date of Termination's occurs after January 1, 2000, but prior to January 1, 2001.


            (b) Average Bonus Fractions means a fraction, where the numerator is the aggregate bonus compensation Executive has received during the lesser of (i) the two (2) year period immediately preceding the year in which the Date of Termination occurs or (ii) Executive's period of employment immediately preceding the year in which the Date of Termination occurs and the denominator is the aggregate amount of base salary that Executive has received during the relevant period in clause (i) or (ii) above, as the case may be.
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     denominator is the aggregate amount of base salary that Executive has received during the relevant period in clause (i) or (ii) above, as the may be.

            (c)  "Board" means the Board of Directors of the Company.

            (d) "Bonus Amount" means the product of (i) Executive's current annual rate of base salary on the Date of Termination (or, if greater, the base salary in effect on the date of a Change in Control) and (ii) the Average Bonus Fraction.

            (e) "Cause" means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company (or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purpose of this paragraph (e), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company's chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board at such meeting), finding that in the good faith opinion of the Board an event set forth in clauses (1) or (2) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

            (f) "Change in Control" means the occurrence of any one of the following events:

            (i) individuals who, on February 23, 1998, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a

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        majority of the Board, provided that any person becoming a director subsequent to February 23, 1998, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual
                                        --------  -------
        initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;


            (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this
                             --------  -------
        paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

            (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) 60% or more of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business

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        Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

            (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

            Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

            (g) "Date of Termination" means (i) the effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 13 or (ii) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

            (h) "Disability" means termination of Executive's employment by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness.

            (i) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after a Change in
     Control:

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            (i)  (A)  any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however,
                                                             --------  -------
     that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity (other than such change which would have a material and adverse effect on Executive's duties or responsibilities) and does not involve any other event set forth in this paragraph (i) or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

            (ii) a reduction by the Company in Executive's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

            (iii) any requirement of the Company that Executive (A) be based anywhere more than thirty (30) miles from the office where Executive is located at the time of the Change in Control or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

            (iv) the failure of the Company to (A) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits, or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company as in effect for Executive immediately prior to such Change in Control, including for purposes of both
     (A) and (B), the crediting of all service for which Executive had been credited under such plans and policies prior to the Change in Control;

            (v) any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control;

                                      -5-
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            (vi)   any purported termination of Executive's employment which is not effectuated pursuant to Section 11(b) (and which will not constitute a termination hereunder); or

            (vii) the failure of the Company to obtain the assumption (and, if applicable, guarantee) agreement from any successor (and Parent Corporation) as contemplated in Section 10(b).

            An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however,
                                                             --------  -------
that Executive must provide notice of termination of employment within ninety
(90) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

            (j) "Qualifying Termination" means a termination of Executive's employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive's employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

            (k) "Retirement" means Executive's mandatory retirement (not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive's written consent.

            (l) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

            (m) "Termination Period" means the period of time beginning with a Change in Control and ending three (3) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive's employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such

                                      -6-
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     termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive's Date of Termination under Section 1(g).

        2.  Obligation of Executive.  In the event of a tender or exchange
            -----------------------
offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.


        3.  Term of Agreement.  This Agreement shall be effective on the date
            -----------------
hereof and shall continue in effect until the first anniversary thereof; provided, however, that the term of this Agreement shall automatically be
--------  -------
extended commencing on the first anniversary hereof for successive additional one (1) year periods unless either party gives written notice not to extend the term not less than ninety (90) days prior to the then next upcoming expiration date; provided, further, that notwithstanding the delivery of any such notice,
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this Agreement shall continue in effect for a period of three (3) years after a
Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive's employment prior to a Change in Control except as provided in
Section 1(m). Notwithstanding the foregoing, this Agreement shall not be extended beyond December 31, 2000.

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        4.  Payments Upon Termination of Employment.
            ---------------------------------------

            (a)  Qualifying Termination.  If during the Termination Period the
                 ----------------------
employment of Executive shall terminate prior to January 1, 2001 pursuant to a Qualifying Termination, then the Company shall provide to Executive:

            (i) within ten (10) business days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro
                                                                           ---
     rata portion of Executive's annual bonus for the fiscal year in which
     ----
     Executive's Date of Termination occurs in an amount at least equal to (1) Executive's Bonus Amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid from the Company's annual incentive plan for the fiscal year in which Executive's Date of Termination occurs and (C) any accrued vacation pay, in each case to the extent not theretofore paid; plus

            (ii) within ten (10) business days following the Date of Termination, (A) if such termination occurs prior to January 1, 1999, a lump-sum cash amount equal to (i) three (3) times Executive's highest annual rate of base salary during the 12-month period immediately prior to Executive's Date of Termination, plus (ii) three (3) times Executive's Bonus Amount, (B) if such termination occurs after January 1, 1999, but prior to January 1, 2000, a lump-sum cash amount equal to (i) two (2) times Executive's highest annual rate of base salary during the 12-month period immediately prior to Executive's Date of Termination, plus (ii) two (2) times Executive's Bonus Amount and (C) if such termination occurs after January 1, 2000, but prior to January 1, 2001, a lump-sum cash amount equal to (i) one (1) times Executive's highest annual rate of base salary during the 12-month period immediately prior to Executive's Date of Termination, plus (ii) one (1) times Executive's Bonus Amount.

            (b) If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, for the Applicable Period following Executive's Date of Termination, Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that,
                                                                --------  ----
if Executive cannot continue to participate in the

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Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted (the Continued Benefits), provided, further, that such Continued
                                    --------  -------
Benefits shall terminate on the date Executive receives substantially equivalent coverage and benefits, without waiting periods or pre-existing condition limitations, at the same or lower costs to Executive, taking into consideration deductibles, premiums, and co-payment requirements, under plans and programs of a subsequent employer (such coverage, benefits and cost to be determined on a coverage-by-coverage or benefit-by-benefit basis).

            In addition, the Company shall pay to Executive, within ten (10) business days following his Date of Termination, a lump sum payment in an amount equal to the sum of (A) and (B), where (A) is the excess, if any, of (i) the present value of the benefits to which Executive would be entitled under Company's pension and retirement plans (whether or not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") if Executive had continued in the employ of the Company for the Applicable Period following his Date of Termination earning during such Applicable Period the rate of base salary and Bonus Amount in effect as of his Date of Termination, over (ii) the present value of the benefit to which Executive is actually entitled under such pension and retirement plans as of his Date of Termination and (B) is the present value of the Company contributions that would have been made under all Company savings programs (whether or not intended to be qualified under Section 401(a) of the Code) if Executive had continued in the employ of the Company for the Applicable Period following his Date of Termination earning during such Applicable Period the rate of base salary and Bonus Amount in effect as of his Date of Termination, assuming that the Company would have made the maximum contributions permitted under such savings programs, and assuming, for purposes of determining the amount of any Company matching contributions, that Executive would have contributed the amount necessary to receive the maximum matching contributions available under such savings programs.

For purposes of the preceding sentence, present value shall be determined as of the Date of Termination and shall be calculated based upon a discount rate equal to the applicable Federal rate as provided in Section 1274(b)(2)(B) of the Code and without reduction for mortality.

            (c) If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of (i) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) any accrued vacation pay, in each case to the extent not theretofore paid.

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        5.  Certain Additional Payments by the Company.
            ------------------------------------------

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income.

            Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(a)(ii), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

            (b) Subject to the provisions of Section 5(a), all determinations required to be made under Sections 4 and 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is retained by the Company (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 5 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

        6.  Confidential Information and Non-Solicitation.
            ---------------------------------------------

            (a) Executive agrees to keep secret and retain in the strictest confidence all Confidential Information which relates to the Company, its Subsidiaries and affiliates. "Confidential Information" (a) means information (i) that is learned by Executive from the Company or any of its Subsidiaries or affiliates before or after the date of this Agreement (other than Confidential Information that was known by Executive on a nonconfidential basis prior to the disclosure thereof), (ii) that is commercially valuable to the Company and (iii) that is not published or of public record or otherwise generally known (other than through failure of Executive to fully perform his obligations hereunder) and (b) includes, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its Subsidiaries and affiliates. Executive agrees not to disclose any such Confidential Information to anyone outside the Company or any of its subsidiaries or affiliates, whether during or after his period of services with the Company, except (x) as such disclosure may be required or appropriate in connection with his service or (y) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. Executive agrees to give the Company advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, Executive agrees to deliver promptly to the Company upon termination of his services from the Company, or at any reasonable time thereafter as the Company may request, all Company, subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any Subsidiary's or affiliates business and all property of the Company or any Subsidiary or affiliate associated therewith, which he may then possess or have under his direct control.

            (b) Executive hereby covenants and agrees that, at all times during the term of this Agreement and for a one year period following his Date of Termination for any reason, Executive shall not employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries or its affiliates who is engaged in or concerned with or interested in a business which conducts the same or similar business in any way or degree in competition with the Company, or otherwise encourage or entice such person or entity to leave such employment.

            7.   Withholding Taxes.  The Company may withhold from all payments
                 -----------------
due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

            8.   Reimbursement of Expenses.  If any contest or dispute shall
                 -------------------------
arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Bank of America from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

            9.   Scope of Agreement.  Nothing in this Agreement shall be deemed
                 ------------------
to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any
                                                    --------  -------
termination of Executive's employment during the Termination Period shall be subject to all of the provisions of this Agreement.

            10.  Successors; Binding Agreement.
                 -----------------------------

            (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

            (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any Parent Corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

            (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

            11.  Notice.  (a)  For purposes of this Agreement, all notices and
                 ------
other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            J. L. Jackson
            3020 McFarlin Blvd.
            Dallas, TX 75205


            If to the Company:

            Global Industrial Technologies, Inc.
            2121 San Jacinto Street, Suite 2500
            Dallas, Texas  75201
            Attention:  General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty
     (30), if termination is by the Company for Disability) nor more than sixty
     (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

            12.  Full Settlement.  The Company's obligation to make any payments
                 ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

            13.  Employment with Subsidiaries.  Employment with the Company for
                 ----------------------------
purposes of this Agreement shall include employment with any Subsidiary.

            14.  Survival.  The respective obligations and benefits afforded to
                 --------
the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 8, 10(c) and 12 shall survive the termination of this Agreement.

            15.  GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND
                 -----------------------
PERFORMANCE OF THIS AGREEMENT SHALL BE

GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

            16.  Counterparts. This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

            17.  Miscellaneous.  No provision of this Agreement may be modified
                 -------------
or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.


                          Global Industrial Technologies, Inc.


                          By:  /s/ Graham L. Adelman
                             ------------------------------------------
                             Graham L. Adelman


                          Title:  Senior Vice President
                                  General Counsel and Secretary



                          By:  /s/ J.L. Jackson
                             ------------------------------------------
                             J.L. Jackson


                          Title:  Chairman, Chief Executive Officer
                                  President and Chief Operating Officer